Exhibit 10.38

SUMMARY OF TIVO INC. FISCAL YEAR 2009

BONUS PLAN FOR EXECUTIVES.

Purpose:

The terms of the TiVo Inc. (the “Company”) Fiscal Year 2009 Bonus Plan for Executives (the “Plan”) have been established to reward the Company’s executives for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, bonuses will be based on the achievement of specified corporate and departmental goals at end of fiscal year 2009, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of Fiscal Year 2009 Bonuses:

Company executives will be eligible to receive targeted amounts of cash under the Plan. The amount of actual bonuses of cash will be based on the achievement of objective Company and departmental performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee and the Board. Target cash bonuses for executives (excluding the Company’s Chief Executive Officer whose target is 80% of his base annual salary, or $600,000) under the Plan for fiscal year 2009 range from 15% for director level employees to 30% for vice presidents and 50% for senior vice presidents (including all named executive officers, other than our Chief Executive Officer) of the recipient’s base salary. For all executives (excluding our Chief Executive Officer, whose bonus will be based one hundred percent (100%) on corporate objectives), actual cash bonuses will be based on thirty percent (30%) corporate objectives and seventy percent (70%) departmental objectives, with an additional ten percent (10%) bonus (which our Chief Executive Officer is also eligible for) based on the year ending cumulative TiVo subscriptions. Additionally, certain executives are eligible for up to an additional ten percent (10%) bonus for achievement of key divisional goals. For all executives (excluding our Chief Executive Officer), the objective Company performance goals will be based on meeting certain goals with respect to the Company’s financial performance including service and technology revenues, subscription growth, and Adjusted EBITDA* performance as well as other Company and departmental performance goals (such as product innovation, achievement of milestone delivery dates, and product deployment and distribution goals) that may be determined by the Compensation Committee and/or the Board. Our Chief Executive Officer’s bonus will be based solely on meeting objective Company performance goals such as the Company’s financial performance including service and technology revenues, media advertising, ARM sales revenue, subscription growth, Adjusted EBITDA* performance, new product deployment, distribution, and content deals.

Additionally under the Plan, our Board, at the recommendation of the Compensation Committee, revised the individual milestone plan and created a new achievement plan for one of our named executive officers, Jim Barton. The revised individual milestone plan and the new achievement plan provide additional incentives and reward superior performance around key corporate objectives of the Company. In fiscal year 2009, Mr. Barton is eligible to receive a targeted milestone bonus of cash and restricted stock upon the delivery of certain specified research and development objectives.

The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

* “Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense.